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                               EXHIBIT 23.4



                     CONSENT OF INDEPENDENT ACCOUNTANT

     We consent to the use in the Post-Effective Amendment No. 1 to Form SB-2 Registration Statement for Energy Search, Incorporated ("SB-2 Amendment No. 1") of our report which is dated February 20, 1998 on the financial statements of the Company for the years ended December 31, 1996 and December 31, 1997. We also consent to the use in the SB-2 Amendment No. 1 of our report on Supplementary Information dated December 31, 1996 which is presented as supplementary information to the December 31, 1997 financial statement of the Company. Further, we consent to be named as the Company's auditor and accounting expert in the SB-2 Amendment No. 1.


PLANTE & MORAN, L.L.P.,

By: /S/ JONATHAN M. CHISM, CPA
    Jonathan M. Chism, CPA

October 5, 1998
Grand Rapids, MI